Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:  Bravo Multinational Incorporated:

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Bravo Multinational Incorporated and its subsidiary (the "Company") of our report, dated June 23, 2017. With respect to the consolidated balance sheets of Bravo Multinational Incorporated and it subsidiary as of December 31, 2016 and 2015, and the related statements of operation, cash flows and change in stockholders equity for the years then ended which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, included in Bravo Multinational Incorporated Annual Report on Form 10-K for the year ended December 31, 2016, and to all references to our Firm included in this Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

March 16, 2018